Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pulmatrix Inc. (the “Company”) on Amendment No. 1 to Form S-1 File No. 333-230395 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 19, 2019, with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, appearing in the Annual Report on Form 10-K of Pulmatrix, Inc. and Subsidiary for the year ended December 31, 2018. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 1, 2019